Exhibit 99(i)

1775 I Street, N.W. Washington, DC 20006-2401 +1 202 261 3300 Main +1 202 261 3333 Fax www.dechert.com

March 1, 2010

HSBC Investor Funds
452 Fifth Avenue
New York, New York 10018

Re: HSBC Investor Global Emerging Markets Local Debt Fund (the “Fund”)

Dear Gentlemen:

We have acted as counsel to HSBC Investor Funds, a Massachusetts business trust (the “Trust”), and are familiar with the Trust’s registration statement with respect to the Fund under the Investment Company Act of 1940, as amended, and with the registration statement relating to its shares under the Securities Act of 1933, as amended (collectively, “Registration Statement”).

We have examined the Trust’s Declaration of Trust and other materials relating to the authorization and issuance of shares of beneficial interest of the Trust, Post-Effective Amendment No. 123 to the Registration Statement and such other documents and matters as we have deemed necessary to enable us to give this opinion.

Based upon the foregoing, we are of the opinion that the Funds’ shares proposed to be sold pursuant to Post-Effective Amendment No. 123 to the Registration Statement, when it is made effective by the Securities and Exchange Commission, will have been validly authorized and, when sold in accordance with the terms of such Amendment and the requirements of applicable federal and state law and delivered by the Trust against receipt of the net asset value of the shares of the Fund, as described in Post-Effective Amendment No. 123 to the Registration Statement, will have been legally and validly issued and will be fully paid and non-assessable by the Trust.

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March 1, 2010 Page 2

We hereby consent to the filing of this opinion as an exhibit to Post-Effective Amendment No. 123 to the Registration Statement, to be filed with the Securities and Exchange Commission in connection with the continuous offering of the Fund’s shares of beneficial interest, as indicated above, and to references to our firm, as counsel to the Trust, in the Fund’s prospectus and Statement of Additional Information to be included in Post-Effective Amendment No. 123 to the Registration Statement and in any revised or amended versions thereof, until such time as we revoke such consent.

Very truly yours,

/s/ Dechert LLP

Dechert LLP

Dechert LLP